Exhibit 99.1

NEWS RELEASE

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793
	john.jacunski@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Completes Debt Refinancing in Conjunction with Business Transformation

York, Pennsylvania - February 11, 2019 – Glatfelter (NYSE: GLT) announced it closed on a new 5-year, $400 million revolving credit facility and a €220 million term loan facility on February 8, 2019.  The revolving credit facility will be used to refinance outstanding indebtedness under Glatfelter’s existing senior credit facility, for general corporate purposes including working capital needs and to finance future organic and acquisition growth.  The proceeds of borrowings under the term loan facility will be used to redeem, at par, its outstanding $250 million, 5.375% senior notes on February 28, 2019.  The credit facility is unsecured and contains customary representations and affirmative and negative covenants.

“The retirement of our $250 million Notes using the term loan proceeds allows us to effectively manage our leverage going forward as this replacement debt is fully pre-payable without penalties,” said John P. Jacunski, Executive Vice President and Chief Financial Officer.  “This added flexibility, in conjunction with a new 5-year revolver, provides the liquidity we need for future organic and acquisition growth.  Furthermore, moving to an all-bank debt financing structure meaningfully reduces interest expense through lower borrowing rates. As a result, we expect interest expense to be reduced by $6 million in 2019 compared with 2018 and $8 million on an annualized basis, thereafter.  This underscores our commitment to right-size our cost structure in line with the new scale of the business.”

The Euro term loan provides the Company with the ability to manage its foreign currency exposure to better align its Euro-denominated earnings and cash flows with debt obligations. The new credit agreement has a maturity date of February 8, 2024.

PNC Bank, National Association (PNC) acted as Administrative Agent on the refinancing and PNC Capital Markets LLC, JPMorgan Chase Bank, N.A., and HSBC Securities (USA) Inc. served as Joint Lead Arrangers.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter (NYSE: GLT) is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $950 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.